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                                                            Exhibit 99(d)(1)(A)

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of November 12, 2000, among ADAC Laboratories, a California corporation (the "Company"), Philips Holding USA Inc., a Delaware corporation ("Parent"), and Academy Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent that is to be renamed Philips Medical Acquisition Corporation ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                    RECITALS

                  WHEREAS, the Boards of Directors of Parent and the Company each have unanimously adopted this Agreement and approved the Offer (as defined herein) and the Merger (as defined herein) and determined that it is in the best interests of their respective companies and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and Merger Sub have required that the Company agree, and in order to induce Parent and Merger Sub to enter into this Agreement, the Company has agreed, to grant to Merger Sub an option to purchase Shares (as defined herein) upon the terms and subject to the conditions of the Stock Option Agreement, of even date herewith, among the Company, Parent and Merger Sub (the "Stock Option Agreement"); and

                  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                The Tender Offer
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                  1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto (the "Offer Conditions") shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of common stock, no par value (the "Shares"), of the Company, together with the associated rights to purchase (the "Rights") Series A Junior Participating Preferred Stock, no par value, of the Company (the "Series A Preferred") at a price of $18.50 per Share in cash, net to the seller. The initial expiration date of the Offer (the "Initial Expiration Date") shall be the twentieth business day from and after the date the Offer is commenced. Subject to Section 1.1(d), the obligation of Merger Sub to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions. Merger Sub will not, without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company)
(i) waive the Minimum Condition (as defined in Annex A), except pursuant to
Section 1.1(d), (ii) decrease the price per Share or change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, except pursuant to Section 1.1(d), (iv) impose additional conditions to the Offer, (v) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be in any manner adverse to the holders of Shares or (vi) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied; provided, however, and notwithstanding anything herein to the contrary, it is understood and agreed that Merger Sub may (a) extend the expiration date of the Offer after all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived as of any scheduled expiration date of the Offer if it reasonably determines such extension is appropriate in order to enable it to purchase in the Offer at least the number of Shares equal to the Minimum Condition (in which case Merger Sub may extend the expiration date on one or more occasions to a date and time not later than 12:00 midnight, New York City time, on the tenth business day following such scheduled expiration date (such time on such tenth business day, the "Early Date")) or (b) waive the Minimum Condition and exercise its rights under Section 1.1(d), if applicable. Parent and Merger Sub further agree that: (A) in the event of the


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failure of one or more of the Offer Conditions to be satisfied or waived on any date the Offer would otherwise expire, Merger Sub shall from time to time extend the Offer until such time as such condition is or conditions are satisfied or waived, provided that, except as set forth below, Merger Sub shall not be required to extend the Offer beyond February 28, 2001, and (B) in the event, after February 28, 2001, of the failure of the Regulatory Condition (as defined in Annex A) to be satisfied or waived on the date the Offer would otherwise expire (and the satisfaction or waiver on such date of the other Offer Conditions other than the Minimum Condition), Merger Sub shall give the Company notice thereof and, at the request of the Company, from time to time extend the Offer until the earlier of (1) five business days after such time as the Regulatory Condition is satisfied or waived and (2) the date chosen by the Company which shall not be later than the earlier of (x) April 30, 2001 or (y) five business days after the earliest date on which the Company reasonably believes the Regulatory Condition will be satisfied, provided that if such condition is not satisfied by any date chosen by the Company pursuant to this clause (y), the Company may request further extensions of the Offer in accordance with the terms of this Section 1.1. On the terms of the Offer and subject to the Offer Conditions, Merger Sub shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The Company's Board of Directors shall recommend acceptance of the Offer to its shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (as supplemented or amended from time to time, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that the Company's Board of Directors may thereafter amend or withdraw its recommendation in accordance with the second paragraph of Section 7.2.

                  (b) Parent and Merger Sub agree, as to the Offer to Purchase and related Letter of Transmittal (which documents, as supplemented or amended from time to time, together constitute the "Offer Documents"), and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder


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and other applicable laws. The Company and its counsel, as to the Offer
Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 14D-9 that shall have become false or misleading in any material respect. Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO incorporating the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                  (c) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to Merger Sub a list, as of the most recent date practicable, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, any non-objecting beneficial owner lists and lists of security positions of Shares held in stock depositories in the Company's possession or control. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels, non-objecting beneficial owner lists and lists of security positions) and such other assistance as Parent or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.


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                  (d) In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Sub may, without the consent of the Company:

                  (i) extend the Offer to a date and time not later than the Early Date, pursuant to Section 1.1(a);

                  (ii) amend the Offer in contemplation of the exercise of the Stock Option Agreement (to the extent the Stock Option Agreement is exercisable at such time), to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the lesser of (x) the number of shares (the "Notional Number") which, when combined with the Option Number, equals 90.1% of the Shares then outstanding, and (y) such number of Shares as the Company may agree in writing. The "Option Number" is the maximum number of Shares that are issuable upon exercise of the Stock Option Agreement without violation of the terms and conditions thereof such that the sum of the number of Shares so issuable and the Notional Number equals 90.1% of the Shares then outstanding; or

                  (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the exercise of the Stock Option Agreement) and
(y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Grandparent"), Merger Sub, Parent and any other subsidiary of Grandparent, is more than 50% of the then outstanding Shares, Merger Sub shall:

                  (A) reduce the Minimum Condition to that number of Shares that, when added to the Shares then owned directly or indirectly by Grandparent, Merger Sub, Parent and any other subsidiary of Grandparent, would equal 49.90% of the Shares then outstanding (the "Revised Minimum Number"),

                  (B) reduce the number of Shares subject to the Offer to a number of Shares that when added to the Shares then owned by Grandparent, Merger Sub, Parent


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         and any other subsidiary of Grandparent, will equal the Revised Minimum
         Number, and

                  (C) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, accept for payment, on a pro rata basis, a number of Shares equal to the Revised Minimum Number.

                  Notwithstanding any other provision of this Agreement, in the event that Merger Sub purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Merger Sub, at any time prior to the termination of this Agreement, the Company shall take no action whatsoever (including, without limitation, the redemption of any Shares) which would have the effect of increasing the percentage ownership of Shares by Grandparent, Merger Sub, Parent and any other subsidiary of Grandparent in excess of the Revised Minimum Number.

                  (e) If, as of any scheduled expiration date of the Offer (other than any scheduled expiration date occurring prior to the Early Date) (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Grandparent, Merger Sub, Parent and any other subsidiary of Grandparent, is more than 50% of the then outstanding Shares, (ii) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (iii) Shares have not been accepted for payment by Merger Sub, then Merger Sub shall be required to take either the action contemplated by
Section 1.1(d)(ii) above or the action contemplated by Section 1.1(d)(iii) above such that the Offer will expire not later than the tenth business day following such scheduled expiration date.


                                   ARTICLE II

                       The Merger; Closing; Effective Time

                  2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, including, without limitation, Section 2.1(b), at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Subject to Section 2.1(b), the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of California, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in Chapter 11 of the California General Corporation Law (the "CGCL") and Subchapter IX of the Delaware General Corporation Law (the "DGCL").

                  2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 1870 Embarcadero Road, Palo Alto, California at 10:00 A.M. on the first business day on which the last to be satisfied or waived of the conditions set forth in Article VIII hereof shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree.

                  2.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a merger agreement in the form required by the CGCL together with the related officers' certificates of each of Merger Sub and the Company (or, if applicable, a certificate of ownership) to be executed and filed with the Secretary of State of the State of California (the "California Secretary of State") as provided in the CGCL and a certificate of merger (or, if applicable, a certificate of ownership and merger) to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and, collectively with the California Secretary of State, the "Secretaries of State") as provided in the DGCL (the documents to be filed with the Secretaries of State pursuant to this Section 2.3 being collectively referred to as the "Merger Filings"). The Merger shall become effective upon filing of the last to be filed of the Merger Filings with the relevant Secretary of State and the date and time of such filing is hereinafter referred to as the "Effective Time."


                                   ARTICLE III

                      Articles of Incorporation and Bylaws


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                          of the Surviving Corporation

                  3.1. Articles of Incorporation. At the Effective Time, unless the Merger is effected pursuant to Section 1110 of the CGCL, the Articles of Incorporation of the Company (the "Articles") in effect at the Effective Time shall be amended and restated to conform to Annex B. Following the Effective Time, the Articles shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

                  3.2. The Bylaws. At the Effective Time, the Bylaws of Merger Sub in effect at the Effective Time shall be amended and restated to conform to Annex C and shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.


                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

                  4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                  4.2. Actions by Directors. For purposes of this Agreement, no action taken by the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer (the "Acceptance Time")and prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the Independent Directors (as defined in Section 4.3).

                  4.3. Boards of Directors; Committees. (a) If requested by Parent, the Company will, subject to compliance with applicable law, immediately following the Acceptance Time and the payment by Merger Sub for Shares pursuant to


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the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals at least that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so accepted for payment and paid for plus any Shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such payment. In furtherance thereof, the Company will increase the size of the Board, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates ("Parent Insiders"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of Parent or any of Parent's affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. At such time, the Company, if so requested, will use its best efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.3 and shall provide for inclusion in the
Schedule 14D-9 being mailed to shareholders contemporaneously with the commencement of the Offer such information with respect to Parent and its


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designees as is required under such Section and Rule in order to fulfill its obligations under this Section 4.3 (provided that Parent shall have provided to the Company on a timely basis all information required to be included under such Section and Rule with respect to the designees of Parent).


                                    ARTICLE V

               Conversion or Cancellation of Shares in the Merger

                  5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other subsidiary of Parent (collectively, the "Parent Companies")) or Shares which are held by shareholders ("Dissenting Shareholders") exercising dissenters' rights pursuant to Chapter 13 of the CGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $18.50 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair market value" of such Shares as determined in accordance with Chapter 13 of the CGCL.

                  (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.


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                  (c) At the Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

                  5.2. Payment for Shares. Parent shall make available or cause to be made available as and when needed to the bank or trust company appointed by Parent as paying agent prior to the consummation of the Offer, which paying agent shall be reasonably acceptable to the Company (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Parent Companies) of issued and outstanding Shares a form of letter of transmittal and instructions in customary form for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such a certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation and the Paying Agent that such tax has been paid or is not applicable. 180 days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed


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to holders of certificates formerly representing Shares outstanding immediately prior to the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of cash for Shares and Parent shall reimburse the Surviving Corporation for such charges and expenses.

                  5.3. Dissenters' Rights. If any Dissenting Shareholder shall be entitled to be paid the "fair market value" of such Dissenting Shareholder's Shares, as provided in Chapter 13 of the CGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 5.1.

                  5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                  5.5. Adjustments to Prevent Dilution. In the event that on or after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares pursuant to Section 7.1(c)(B), then the Merger Consideration shall be proportionateley adjusted.

                                   ARTICLE VI


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                         Representations and Warranties

                  6.1. Representations and Warranties of the Company. Except as set forth in the corresponding section of the disclosure letter, dated the date hereof, delivered by the Company to Parent prior to the execution hereof (the "Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

                  (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure to so qualify or be in such good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. Each of the Company and its subsidiaries has the requisite corporate power and authority to carry on its respective businesses in all material respects as they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's Articles of Incorporation and Bylaws and the comparable governing instruments of each of its subsidiaries, each as amended to date. The Company's Articles of Incorporation and Bylaws and the comparable governing instruments of each of its subsidiaries so delivered are in full force and effect.

                  (b) Authorized Capital. The authorized capital stock of the Company consists of 50,000,000 Shares, of which 21,136,116 Shares were outstanding as of November 12, 2000 and 5,000,000 shares of Preferred Stock, no par value (the "Preferred Shares"), of which no shares are outstanding. All of the outstanding Shares and Preferred Shares have been duly authorized and all of the outstanding Shares are validly issued, fully paid and nonassessable. Except for the Stock Option Agreement, the Company has no Shares or Preferred Shares reserved for issuance, except that as of November 12, 2000 there were 5,342,416 Shares reserved for issuance upon exercise of outstanding options under the Company's Directors' Stock Option Plan (1987), as amended, the Company's 1992 Stock Option Plan, as amended, the Company's Amended and Restated Employee Stock Purchase Plan (1994), as amended (the "ESPP"), the Company's 1999 Long-


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Term Incentive Plan, and the Company's 1999 Supplemental Incentive Plan
(collectively, the "Stock Plans"), and 250,000 shares of Series A Preferred reserved for issuance pursuant to the Rights Agreement, dated as of April 22, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C., as amended (the "Rights Agreement"). Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above and except for the Stock Option Agreement, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights or outstanding subscriptions, options, warrants, rights or convertible securities of the Company or any of its subsidiaries, or agreements or commitments of the Company or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. Immediately prior to the consummation of the Offer, no Shares, Preferred Shares or other securities of the Company will be issuable pursuant to the Rights Agreement, and after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Compensation and Benefit Plan (as defined in Section 6.1(h)).

                  (c) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company enforceable against the Company in accordance with their terms. The Board of Directors of the Company has (A) unanimously adopted this Agreement and the Stock Option Agreement and approved the transactions contemplated hereby and thereby, and (B) received the opinion of its financial advisor, Bear, Stearns, & Co. Inc., to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Parent and its affiliates) in

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the Offer and the Merger is fair to such holders from a financial point of view, a copy of the written opinion of which will promptly be provided to Parent.

                  (d)  Governmental Filings; No Violations.

                  (i) Other than those notices, reports, filings, consents, registrations, approvals, permits or authorizations provided for in Section 2.3, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the antitrust or competition laws and regulations of jurisdictions outside the United States (the "Foreign Filings"), and the Exchange Act (collectively, the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby or thereby, except for those the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in a material way or to prevent the consummation of, or materially impair the Company's ability to consummate, the transactions contemplated hereby or thereby.

                  (ii) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and the Stock Option Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, (B) a breach or violation of, a default under or the triggering of any payment or other obligations pursuant to, any of the Company's existing Compensation and Benefit Plans or any grant or award made under any of the foregoing, (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, binding arrangement or other binding obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except in the case of clauses (B), (C) or (D) above, any such breach, violation, default, triggering, acceleration or creation that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect or to prevent the consummation of, or materially impair the ability of the Company to consummate, the transactions contemplated hereby or thereby. Section 6.1(d)(ii) of the Disclosure Letter sets forth, to the knowledge of the Company, a list of (x) any material consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clause (C) above) and (y) any Contracts containing any covenants of the Company or any of its subsidiaries not to compete in any line of business or with any person. Section 6.1(d)(X) of the Disclosure Letter lists any consent or consents which the Company and Parent deem significant to the transactions contemplated by this Agreement (the "Significant Consent(s)"). The Company will use its reasonable best efforts to obtain the consents referred to in the Disclosure Letter.

                  (e) Company Reports; Financial Statements. The Company has made available to Parent each registration statement, schedule, report, proxy statement or information statement filed by it since October 3, 1999, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended October 3, 1999 and (ii) the Company's Quarterly Report on Form 10-Q for the periods ended January 2, 2000, April 2, 2000, and July 2, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC (all such statements, schedules and reports, the "Company Reports"). As of their respective dates, and except to the extent that a Company Report filed prior to the date of this Agreement was superseded by another Company Report filed prior to the date of this Agreement, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated balance sheet included the Disclosure Letter fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date and the unaudited consolidated statements of cash flows and of operations included in the Disclosure Letter fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                  (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since October 1, 2000, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development that, individually or in the aggregate, has had, or, individually or in the aggregate, is reasonably likely to have, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any change by the Company in accounting principles, practices or methods. Since October 1, 2000, except as provided for herein or as disclosed in the Company Reports filed with the SEC prior to the date hereof or as required under agreements disclosed in Section 6.1(h) of the Disclosure Letter and other than in the ordinary course, there has not been any increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Compensation and Benefit Plans (as hereinafter defined).

                  (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as hereinafter defined), in each of cases (i) and (ii), other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  (h) Employee Benefits.

                  (i) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, termination, severance, welfare, fringe benefit, compensation, medical or health contract or other plan, contract, policy or arrangement which cover employees or former employees (the "Employees") and current and former directors of the Company or its subsidiaries or their respective predecessors (the "Compensation and Benefit Plans"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended("ERISA"), other than Compensation and Benefit Plans which are not material are listed in Section 6.1(h)(i) of the Disclosure Letter. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any material trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been made available to Parent.

                  (ii) All Compensation and Benefit Plans are in material compliance with applicable law and all Compensation and Benefit Plans which are employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service and the Company has no knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the

Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, its subsidiaries or any ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of
Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (iv) All material contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single- employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Neither the Company, its subsidiaries nor any ERISA Affiliate currently maintain any single-employer plan.

                  (vi) Neither the Company nor any of its subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. There are no restrictions on the rights of the Company or any of its subsidiaries to amend or terminate any such Plan without incurring any material liability thereunder.

                  (vii) All Compensation and Benefit Plans covering foreign Employees comply with applicable local law. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, neither the Company nor any of its subsidiaries has any material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

                  (viii) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (w) entitle any employees of the Company or any of its subsidiaries to severance pay or any increase in severance pay, upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) cause the Company or any of its subsidiaries or, after the consummation of the transactions contemplated hereby, Parent, to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in any breach or violation of, or a default under any of the Compensation and Benefit Plans.

                  (ix) No payment (or acceleration of benefits) required to be made to any Employee as a result of the transactions contemplated by this Agreement under any Compensation and Benefit Plan or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Notwithstanding the foregoing, the Company is not a party to any Contract pursuant to which it could be liable to indemnify any "disqualified individual" as defined in Section 280G(c) of the Code for any excise tax under
Section 4999 of the Code with respect to any "excess parachute payment".

                  (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that the Company has employed Bear, Stearns, & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

                  (j) Rights Plan. (i) The Company has amended the Rights Agreement to provide that neither Parent nor any of its "affiliates" or "associates" (each as defined in the Rights Agreement) (including Merger Sub) shall be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and that the Rights will not separate from the Shares, as a result of the entering into this Agreement or the Stock Option Agreement, the commencement of the Offer, the exercise of the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby; (ii) the Company will take all necessary action with respect to all of the outstanding Rights, so that the Company, as of the time immediately prior to the purchase of any Shares by Parent or any of the Parent Companies pursuant to the Offer, will have no obligations under the Rights or the Rights Agreement and the holders will have no rights under the Rights or the Rights Agreement.

                  (k) Takeover Statutes. No "fair price", "moratorium", "control share acquisition", "interested shareholder", "business combination" or other similar antitakeover statute or regulation (each a "Takeover Statute") is, or at the Effective Time will be, applicable to the Company, the Shares, the Offer or the Merger or the transactions contemplated hereby or pursuant to the Stock Option Agreement.

                  (l) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, and except (other than in the case of clause (iii) below) for such matters that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect, (i) the Company and its subsidiaries have at all times complied with all applicable Environmental Laws; (ii) the properties presently owned or operated by the

Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain and have not contained any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Law, do not contain, and have not contained, any underground storage tanks, do not have any asbestos present and have not been used as a sanitary landfill, dump or hazardous waste disposal site; (iii) neither the Company nor any of its subsidiaries has within the last five years received any notices, demand letters or requests for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law; and
(iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under and as would not reasonably be expected to result in any liability under applicable Environmental Law, which, in any such case, is not the subject of a fully adequate reserve.

                  "Environmental Law" means (i) any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, presence, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

                  (m) Intellectual Property. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof:

                  (i) To the knowledge of the Company, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know- how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its subsidiaries as currently conducted, and all material patents, trademarks, trade names, service marks and copyrights held by the Company and/or its subsidiaries are valid and subsisting.

                  (ii) (A) neither the Company nor any of its subsidiaries is, nor will the Company or any of its subsidiaries be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which the Company or any of its subsidiaries is a party or pursuant to which the Company or any of its subsidiaries is authorized to use any third-party patents, trademarks, tradenames, service marks, copyrights, trade secrets, technology, know-how or computer software (collectively, "Third-Party Intellectual Property Rights"), in each case which violation would, individually or in the aggregate, reasonably be likely to adversely affect the Company in a material manner; (B) no material claims with respect to (I) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets, know-how, technology or computer software owned by the Company or any of its subsidiaries (collectively, the "Company Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any person; and (C) to the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee of the Company or any of its subsidiaries.

                  (n) Tax Matters.

         (i) The Company has timely filed or caused to be filed all federal, state, local and foreign tax returns and tax reports required to be filed by, or with respect to, the Company and its subsidiaries on or prior to the date hereof, except to the extent that any failure to so file would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. Such returns and reports are complete and accurate in all material respects. The Company and its subsidiaries have timely paid (A) all taxes shown as due on such tax returns and (B) all taxes for which no return is required to be filed, except to the extent that any failure to so pay would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. All U.S. federal income and employment tax returns and reports of the Company and its subsidiaries have been examined by the Internal Revenue Service for all years through 1991. No material issues have been raised in writing by the relevant taxing authority in connection with any examination of the tax returns and reports referred to in the first sentence of this clause (i). Neither the Company nor any of its subsidiaries is a party to (or has any liability under) any tax sharing, contribution, allocation, indemnification or similar agreement relating to taxes except among themselves.

         (ii) Completion of the Offer and/or the Merger will not result in the Company or any of its subsidiaries recognizing any gain under Section 355(e) of the Code or any similar provision of other law.

         (iii) The Company will timely file or cause to be filed all federal, state, local and foreign tax returns and tax reports required to be filed by, or with respect to, the Company and its subsidiaries between the date hereof and the Effective Time, except to the extent that any failure to so file would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. Such returns and reports will be complete and accurate in all material respects.

         (iv) No waivers of statutes of limitations have been given or requested with respect to any material taxes of the Company or its subsidiaries.

         (v) The Company is not, nor was it at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(C) of the Code.

         (o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for risks incident to the business of the Company and its subsidiaries and their respective properties and assets in character and amount generally comparable with those carried by persons engaged in similar businesses and subject to generally comparable perils or hazards. All such policies are in full force and effect and no notice of cancellation, termination or default has been received with respect to any such policy. All premiums due and payable on such policies covering all periods up to and including the Closing Date have been paid in full or accrued.

         (p) Product Warranties. (i) There are no material warranties, express or implied, written or oral, with respect to the products of the Company or any of its subsidiaries ("Company Products"); (ii) as of the date hereof there are no pending or threatened material claims with respect to any such warranty;
(iii) there are no statements, citations or decisions by any Governmental Entity declaring any Company Products defective or unsafe; (iv) no Company Product fails to meet in any material respect any standards promulgated by any applicable Governmental Entity; (v) there have been no recalls ordered within the past five years by any such Governmental Entity with respect to any Company Product; and (vi) there are no material pending, or, to the knowledge of the Company as of the date hereof, threatened, product liability claims against or involving the Company or any of its subsidiaries or any Company Product and no such claims have been settled or adjudicated since December 31, 1997.

         (q) Compliance with Applicable Laws. Each of the Company and its subsidiaries has in effect all material federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects, and there has occurred no material default under any such Permit. The Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

         6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

         (a) Corporate Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent and its subsidiaries, taken as a whole or on the ability of Parent or Merger Sub to perform their obligations under this Agreement. Merger Sub has made available to the Company true and complete copies of its articles of incorporation and bylaws.

         (b) Corporate Authority. Parent and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement are a valid and binding agreements of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their terms.

         (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby or thereby by Parent and Merger Sub, except for those the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be likely to prevent the consummation of, or materially impair the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby and thereby.

         (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate or Articles of Incorporation or Bylaws of Parent or Merger Sub or
(B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Parent or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except in the case of clause (B) above, any such breach, violation, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to prevent the consummation of, or materially impair the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby or thereby.

         (d) Funds. Parent has or will have the funds necessary to consummate the Offer and the Merger.


                                   ARTICLE VII

                                    Covenants

         7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed) and except as otherwise contemplated by this Agreement or as set forth in Section
7.1 of the Disclosure Letter):

         (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

         (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws or amend, modify or terminate the Rights Agreement (except for amendments and modifications to the Rights Agreement necessary to effect a particular Superior Proposal which will not affect the continued accuracy of the representation set forth in Section 6.1(j)); (iii) split, combine or reclassify the outstanding Shares or Preferred Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares or Preferred Shares;

         (c) except as contemplated by the Stock Option Agreement, neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock other than, in the case of the Company, (A) Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans and (B) the issuance of securities issuable upon the exercise of Rights, other than as a result of the entering into of this Agreement or the Stock Option Agreement, the commencement of the Offer, the exercise of the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary course of business;
(iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company other than pursuant to the cashless exercise of any securities of the Company outstanding on the date hereof; or
(iv) authorize capital expenditures in any manner not reflected in the capital budget of the Company attached to the Disclosure Letter or make any acquisition of, or investment in, any business or stock of any other person or entity;

         (d) other than (i) as provided in 7.8(f) (ii) as required by law or
(iii) as required under an existing plan as of the date hereof, neither the Company nor any of its subsidiaries shall (A) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or such subsidiaries; or (B) increase compensation payable to, or establish, adopt, enter into, make any new grants or awards (or accelerate the vesting, or increase the value of any benefit) under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

         (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

         (f) neither the Company nor any of its subsidiaries shall make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without the prior written approval of Parent, except in the ordinary and usual course of business;

         (g) neither the Company nor any of its subsidiaries shall (i) terminate the employment of any Employee who is covered by a change in control, employment, termination or similar agreement, except for Cause (as defined in such agreements) or (ii) permit circumstances to exist that would provide such Employee with Good Reason (as defined in such agreements) to terminate employment; and

         (h) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

         7.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by providing any confidential information or data to or having any negotiations or discussions with any person (other than Parent or its affiliates) making or inquiring with respect to making an Acquisition Proposal), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of more than 15% (on a fair market value basis) of the assets of the Company and its subsidiaries on a consolidated basis (including any such purchase of assets effected indirectly through the purchase of such subsidiaries), or any purchase of, or tender offer for, more than 15% of any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), except that the Company shall have the right, if, and only to the extent that, the Company's Board of Directors concludes in good faith after consultation with outside legal counsel that such actions are required to comply with the fiduciary duties of the Company's Board of Directors under applicable law in response to a bona fide, written Acquisition Proposal not solicited on or after the date hereof, to engage in negotiations concerning, provide confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company will notify Parent promptly, and in any event within one business day, if any of the Company's officers or directors become aware that any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries, indicating, in connection with such notice, the name of such person and the material terms of any such proposals or offers, and shall thereafter keep Parent informed on a current basis of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company and/or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company.

         Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company after consultation with outside counsel, failure to do so would be a violation of its obligations under applicable law.

         7.3. Meetings of the Company's Shareholders. If the approval of the Agreement by the Company's shareholders is required by law following consummation of the Offer, the Company will take, consistent with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by the Parent Companies will be voted in favor of this Agreement and the Merger. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to the Company by Parent specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without prior consultation with Parent and its counsel.

         7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the exercise of the Stock Option Agreement, the Offer and the Merger; and (b) use their respective reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable after the date hereof; provided, however, that neither Parent nor Merger Sub will be required to divest or hold separate any of their, the Company's or any of their respective affiliates' businesses or assets.

         7.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All information exchanged pursuant to this Section 7.5 shall be subject to the confidentiality agreement dated March 20, 2000 between Bear Stearns & Co., Inc., for itself and on behalf of the Company, and Parent. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Parent will collect and deliver to the Company all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

         7.6. Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any material environmental matter or any material default or event that, with notice or lapse of time or both, would become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject; and (b) any change or development that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         7.7. Publicity. The initial press release by the parties hereto with respect to this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         7.8. Benefits. (a) Stock Options. Prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions as may be necessary such that at the Effective Time, each stock option outstanding pursuant to the Stock Plans ("Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration over the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option, less all applicable withholding Taxes. Such payment shall be made by the Company as soon as administratively feasible after the Effective Time.

         (b) In accordance with the terms of the ESPP, the Company shall cause each option outstanding under the ESPP immediately prior to the Effective Time to be automatically exercised immediately prior to the Effective Time. The Company agrees to take such actions as may be necessary so that each employee participating in the ESPP immediately prior to the Effective Time shall only be entitled to receive an amount in cash equal to the result of multiplying (i) the Merger Consideration by (ii) a fraction, the numerator of which is the accumulated payroll deductions in the employee's account under the ESPP at the Effective Time, and the denominator of which is the purchase price for the applicable "Purchase Period" and/or "Offering Period" (as such terms are defined in the ESPP) in effect immediately prior to the Effective Time. The Company agrees to take such actions as may be necessary to cease as of the Effective Time all further Offering Periods and Purchase Periods and payroll deductions under the ESPP.

         (c) Employee Benefits. Parent agrees that, for a period of two years following the Effective Time, it will cause the Company to continue to provide the Employees with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of any of the Parent Companies) which in the aggregate are substantially comparable to those currently provided by the Company to such employees immediately prior to the Effective Time, provided that employees covered by collective bargaining agreements need not be provided such benefits. Parent will, or will cause the Surviving Corporation to, honor without modification all employee (or former employee) benefit obligations accrued as of the Effective Time.

         (d) Service Credit. Employees of the Company and its Subsidiaries as of the Effective Time shall receive credit for service with the Company and its Subsidiaries under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or their respective Subsidiaries in which such employees become participants. Such past service credit shall be given only for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits and only to the same extent that the employee had service credit under a comparable Company Benefit Plan. In no event shall service prior to the Effective Time be credited for purposes of benefit accrual under any defined benefit pension plan or eligibility for post-retirement medical benefits.

         (e) Option Cancellations. Prior to the Initial Expiration Date, the Company shall use reasonable efforts to cause each holder of options to purchase Shares to duly execute an instrument in a form reasonably acceptable to Parent containing the irrevocable agreement of such holder that in the event that (i) the Offer is consummated and (ii) Merger Sub shall have either (A) failed to waive or modify the Minimum Condition, or (B) amended the Offer to reduce the Minimum Condition to the Option Exercise Minimum Number in accordance with
Section 1.1(d)(ii), such option shall be canceled effective as of the expiration time of the Offer and shall thereafter represent only the right to receive cash in the amount, if any, which (A) the product of $18.50 and the number of Shares issuable upon exercise of such option (with respect to each option, the "Share Number") exceeds (B) the product of the Share Number and the per-Share exercise price for such option (any such duly exercised instrument, an "Option Cancellation"). The Company shall provide Parent with a copy of each Option Cancellation received by the Company promptly following the Company's receipt thereof, but in any event not later than 9:00 a.m., Pacific time, on the business day prior to the expiration of the Offer.

         (f) Miscellaneous. The Company shall offer employment to Gerhard F. Burbach and Ian R. Farmer (the "Executives") within ten days prior to the Closing, with terms of employment that are substantially comparable to, and include total compensation which is no greater than, the Executive's current terms of employment and which terms of employment shall be on "Similar Terms" (as defined in the Executive Severance Agreements between the Company and each Executive) as the Executive's current employment.

         Section 7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director, officer, employee and agent of the Company and its subsidiaries, determined as of the

Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under California law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof; provided, however, that the failure to provide such prompt notice to Parent shall not relieve Parent of any liability which it may have to any Indemnified Party unless, and only to the extent that, such failure has materially prejudiced the defense of such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premiums for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $705,000.

         7.10. Takeover Statutes. If any Takeover Statute is or shall become applicable to the transactions contemplated hereby or pursuant to the Stock Option Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

                                  ARTICLE VIII

                                   Conditions

         8.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

         (a) Shareholder Approval. If approval of the Merger by the holders of Shares is required by applicable law, the Merger shall have been duly approved by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on the Merger, in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company;

         (b) Purchase of Shares. Merger Sub (or one of the Parent Companies) shall have purchased Shares pursuant to the Offer; and

         (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger (collectively, an "Order").


                                   ARTICLE IX

                                   Termination

         9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Parent (also acting on behalf of Merger Sub) and the Company, by action of their respective Boards of Directors.

         9.2. Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (i) Merger Sub shall not have accepted for payment any Shares pursuant to the Offer prior to April 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(i) shall not be available to (A) Parent if any Shares have been accepted for payment pursuant to the Offer or (B) any party whose failure to perform any of its obligations under this Agreement results in the failure of any Offer Condition; or (ii) any Governmental Entity shall have issued an Order which shall have become final and nonappealable.

         9.3. Termination by Parent. Unless the Offer shall have been consummated, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Parent, if (x) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements hereunder (other than any immaterial covenants or agreements) or (ii) a representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall thereafter become inaccurate, except for such inaccuracies which, when taken together (in each case without regard to any qualification as to materiality or a Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be likely to have a Material Adverse Effect, and, with respect to any such breach, failure to perform or inaccuracy that can be remedied, the breach, failure or inaccuracy is not remedied within 15 business days after the giving of written notice of such breach, failure or inaccuracy to the Company; or (y) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have adopted or recommended any Acquisition Proposal, or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such approval or recommendation within 10 business days after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing.

         9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, (x) if Parent or Merger Sub (or another Parent Company) (i) shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement (other than any immaterial covenants or agreements) and, with respect to any such breach that can be remedied, the breach is not remedied within 15 business days after the Company has provided Parent with written notice of such breach or (ii) shall have failed to commence the Offer within the time required in Section 1.1 or to pay for the Shares pursuant to the Offer in accordance with the terms thereof, (y) if (i) the Board of Directors of the Company receives a written offer not solicited on or after the date hereof, with respect to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the Company's assets or a tender or exchange offer not solicited on or after the date hereof for more than 50% of the outstanding Shares is commenced, and with respect to which the Board of Directors of the Company concludes in good faith, after consultation with its independent financial advisor and its outside counsel, that approval, acceptance or recommendation of such transaction is required by the fiduciary duties of the Company's Board of Directors under applicable law (any such transaction, a "Superior Proposal"), (ii) the Company has given Purchaser three business days prior written notice of its intention to terminate this Agreement to accept the Superior Proposal and Purchaser shall have failed to offer to amend the Offer so that it is at least as favorable to the shareholders of the Company as the Superior Proposal in the good faith judgment of the Board of Directors of the Company, after consultation with its independent financial advisor and its outside counsel and (iii) the Company prior to such termination pays to Purchaser in immediately available funds the fee required to be paid pursuant to
Section 9.5.

         9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any wilful breach of its covenants under this Agreement.

         (b) If (x) (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) other than Parent or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or made (and not withdrawn) any Acquisition Proposal, (iii) the Minimum Condition shall not have been satisfied and the Offer is terminated pursuant to Section 9.3(x) (but only if such termination relates to a breach of the Company's obligations under Section 7.2) or pursuant to Section 9.2(i) without the purchase of any Shares thereunder and
(iv) within twelve months of such termination the Company enters into an agreement (other than a confidentiality agreement in customary form) with respect to an Acquisition Proposal (as such term is defined in Section 7.2, except that the reference in such definition to 15% shall be deemed a reference to 40% for purposes of this clause (iv) only) or any person or other entity (other than Parent or any of its affiliates) becomes the beneficial owner of 40% or more of the outstanding Shares, (y) Parent shall have terminated this Agreement pursuant to Section 9.3(y), or (z) the Company shall have terminated this Agreement pursuant to Section 9.4(y), then the Company shall promptly, but in no event later than five business days after the date of a request by Parent for payment of such fee (other than a termination pursuant to Section 9.4(y), in which case payment shall be concurrent with termination), pay Parent a fee of $12,750,000, which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), the Company shall pay to Parent or Merger Sub interest on the amount of the fee at the prime rate of Citibank N.A. on the date such payment was required to be made. In the event that either party commences a suit concerning the payment of the fee set forth in this paragraph (b) which results in a judgment against either party, the non-prevailing party shall pay to the prevailing party the prevailing party's costs and expenses (including attorneys' fees) in connection with such suit.

                                    ARTICLE X

                            Miscellaneous and General

         10.1. Payment of Expenses. (a) Except as otherwise set forth in Section 9.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

         (b) Except as otherwise provided in the fifth sentence of Section 5.2 of this Agreement, all state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest, penalties or additions thereto) attributable to the transactions contemplated by this Agreement shall be timely paid by Parent or Merger Sub.

         10.2. Survival. The agreements of the Company, Parent and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.9,
7.10 and 10.1 and this Section 10.2 shall survive the consummation of the Merger. The agreements of the Company, Parent and Merger Sub contained in the second and fourth sentences of Section 7.5 and in Sections 9.5, 10.1, 10.6, 10.7, 10.8, 10.9, 10.11 and 10.12 shall survive the termination of this Agreement. No representation or warranty shall survive the consummation of the Offer.

         10.3. Modification or Amendment. Subject to the applicable provisions of the CGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise required by the CGCL.

         10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         if to Parent or Merger Sub

         Philips Holding USA Inc.
         1251 Avenue of the Americas
         New York, New York 10020
         Attention:  William E. Curran
         Fax: (212)536-0506

         with a copy to

         Matthew G. Hurd, Esq.
         Sullivan & Cromwell
         125 Broad Street
         New York, New York  10004
         Fax:  (212) 558-3588

         if to the Company

         ADAC Laboratories
         540 Alder Drive
         Milpitas, California
         Attention:  General Counsel
         Fax: (408)321-9686 and (415)591-7738

         with copies to

         Page Maillard, Esq.
         Wilson Sonsini Goodrich & Rosati, Professional
              Corporation
         650 Page Mill Road
         Palo Alto, California 94304
         Fax:  (650)493-6811
         and

         Steve L. Camahort, Esq.
         Wilson Sonsini Goodrich & Rosati, Professional
                Corporation
         One Market
         Spear Street Tower
         Suite 3300
         San Francisco, California 94105
         Fax:  (415) 947-2099

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         10.8. Entire Agreement, etc. This Agreement (including the Disclosure Letter and the Annexes hereto) the Stock Option Agreement, the Confidentiality Agreement and any agreement between the Company and Grandparent and/or one of its subsidiaries which expressly refers to this Section 10.8, taken together,
(a) constitutes the entire agreement, and any agreement between the Company and Grandparent and/or one of its subsidiaries which expressly refers to this
Section 10.8 supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or (except with respect to the provisions of Section 7.9) rights in respect of, any person other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

         10.9. Definitions of "subsidiary", "affiliate", "person", "knowledge" and Material Adverse Effect. When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to an affiliate of a party, the word "affiliate" means any person directly or indirectly controlling, controlled by or under common control with such other person at the time at which the determination of affiliation is being made. The term "control" (including, with correlative meanings, the term "controlled by" or "under common control with"), as applied to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. When a reference is made in this Agreement to a person, the word "person" means any individual, corporation, partnership, association, trust or other entity or organization of whatever nature. When the word "knowledge" is used in this Agreement with reference to the Company or its management or officers, such word will be deemed to refer to the actual knowledge of the executive officers of the Company and such other officer that has primary responsibility for the subject matter with respect to which "knowledge" is being considered. For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole (excluding any such effect to the extent that it results from (i) the announcement of this Agreement or the transactions contemplated hereby, or (ii) changes in global economic conditions, financial markets generally or conditions in the medical imaging industry generally).

         10.10. Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

         10.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                            ADAC LABORATORIES


                                            By: /s/ R. Andrew Eckert
                                                ----------------------------
                                                Name:
                                                Title: Chairman and Chief
                                                       Executive

                                            PHILIPS HOLDING USA INC.


                                            By: /s/ William E. Curran
                                                ----------------------------
                                                Name:
                                                Title: Chairman, President and
                                                       Director

                                            ACADEMY ACQUISITION COMPANY


                                            By: /s/ William E. Curran
                                                ----------------------------
                                                Name:
                                                Title: President and Director

                                                                         Annex A


        Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement (and provided that Merger Sub shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act and any applicable waiting periods relating to the Foreign Filings, in each case with respect to the Offer and/or the Merger (the "Regulatory Condition")), Merger Sub (x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for and (y) may delay the acceptance for payment of or (subject to such rules and regulations, including Rule 14e-1(c)) payment for, any tendered Shares, in each case if (i) a number of Shares that, when taken together with the number of Shares owned directly or indirectly by Grandparent, Merger Sub, Parent and any other subsidiary of Parent is equal to (A) 90% of the total Shares outstanding on a fully diluted basis (but excluding, solely for the purpose of calculating the total number of Shares outstanding on a fully diluted basis, Shares issuable upon exercise of any stock option as to which a duly executed Option Cancellation has been received by the Company and Parent on or prior to 9:00 a.m., Pacific time, on the business day prior to the expiration of the Offer) and as will permit Merger Sub to effect the Merger pursuant to
Section 1110 of the CGCL shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or (B) in the event that Merger Sub has taken the action contemplated by Section 1.1(d)(ii) of this Agreement, a number of shares equal to or greater than the Option Exercise Minimum Number shall not have been properly and validly tendered and not withdrawn prior to the expiration of the Offer, or (C) in the event that Merger Sub has taken the action contemplated by
Section 1.1(d)(iii) of this Agreement, 49.9% of the total Shares outstanding shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the

Offer, or (ii) at or before the time of acceptance for payment of any of such Shares, any of the following events shall occur and remain in effect:

                  (a) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements (other than any immaterial covenants or agreements) under the Merger Agreement or shall have failed to obtain any Significant Consent or (ii) any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall be inaccurate as of the expiration of the Offer, except in the case of clause (a)(ii) for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or a Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be likely to have a Material Adverse Effect;

                  (b) there shall be threatened, instituted or pending any action, litigation or proceeding (hereinafter, an "Action") by any Governmental Entity: (i) challenging the acquisition by Parent or Merger Sub of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitations on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the business or assets of any significant subsidiary of Grandparent, or to compel Parent or Merger Sub to dispose of or hold separate all or any portion of Parent's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company; or (iv) that, in any event, would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

                  (c) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity, that is reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iv) of paragraph (b) above;

                  (d) any change or development shall have occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

                  (e) the Merger Agreement shall have been terminated by the Company or Parent or Merger Sub in accordance with its terms; or

                  (f) the Closing contemplated by that certain Agreement and Plan of Merger, entered into as of October 23, 2000 (the "HCIS Agreement"), by and between Cerner Corporation, Cerner RIS Acquisition Corporation, the Company and ADAC Healthcare Information Systems, Inc. ("HCIS") shall not have occurred, and the Company shall not have disposed of all of the outstanding capital stock of HCIS on Equivalent Terms and Conditions. "Equivalent Terms and Conditions" means terms and conditions that are not materially less favorable in the aggregate to the Company than the terms and conditions of the HCIS Agreement.

which, in the reasonable judgment of Parent and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

                  The foregoing conditions may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition. The conditions set forth in paragraphs (a) through (e) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion.

                                                                         ANNEX B

                            ARTICLES OF INCORPORATION

                                       OF

                                ADAC LABORATORIES


                  FIRST. The name of the corporation is ADAC Laboratories.

                  SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                  THIRD. The name and address of the corporation's initial agent for service of process in the State of California is CT Corporation System, 818 West Seventh Street, Los Angeles, California 90017.

                  FOURTH. The corporation is authorized to issue 1,000 shares of Common Stock, no par value.

                  FIFTH. (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                  (b) The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term

"agent" has the meaning set forth from time to time in Section 317 of the General Corporation Law of California.

         (c) Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right of protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

                                                                         ANNEX C

                                     BYLAWS

                                       OF

                                ADAC LABORATORIES



                                    ARTICLE I

                                  Shareholders

                  Section 1.1. Annual Meetings. An annual meeting of shareholders shall be held for the election of directors on a date and at a time and place either within or without the State of California fixed by resolution of the Board of Directors. Any other proper business may be transacted at the annual meeting, except as limited by the notice requirements of subdivisions
(a) and (d) of Section 601 of the California General Corporation Law.

                  Section 1.2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the holders of shares entitled to cast not less than ten percent of the votes at the meeting, such meeting to be held on a date and at a time and place either within or without the State of California as may be stated in the notice of the meeting.

                  Section 1.3. Notice of Meetings. Whenever share holders are required or permitted to take any action at a meeting a written notice of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, date and hour of the meeting, and (i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (ii) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include a list of the names of the nominees intended at the time of the mailing of the notice to be presented by the Board for election.

                  Notice of a shareholders' meeting or any report shall be given either personally or by first-class mail or other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice; or if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this bylaw, executed by the Secretary, Assistant Secretary or any transfer agent, shall be prima facie evidence of the giving of the notice or report.

                  If any notice or report addressed to the share holder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice or report to all other shareholders.

                  Except as otherwise prescribed by the Board of Directors in particular instances and except as otherwise provided by subdivision (c) of
Section 601 of the California General Corporation Law, the Secretary shall prepare and give, or cause to be prepared and given, the notice of meetings of shareholders.

                  Section 1.4. Adjournments. When a shareholders' meeting is adjourned to another time or place, except as otherwise provided in this Section 1.4, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.
At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

                  Section 1.5. Validating Meeting of Shareholders; Waiver of Notice. The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of and presence at such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice but not so included, if such objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of shareholders need be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof, except as required by subdivision (f) of Section 601 of the California General Corporation Law.

                  Section 1.6. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute a majority of the required quorum) shall be the act of the shareholders, unless the vote of a majority or higher percentage of all outstanding shares is required by law or by the articles of incorporation, and except as otherwise provided in this Section 1.6. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted, except as provided in this Section 1.6.

                  Section 1.7. Organization. Meetings of share holders shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by a Managing Director, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting, or in their absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  Section 1.8. Voting. Unless otherwise provided in the articles of incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders.

                  Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares such shareholder is entitled to vote.

                  Except as otherwise provided in the articles of incorporation and subject to the requirements of this Section 1.8, every shareholder entitled to vote at any election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder shall be entitled to cumulate votes unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the share holder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected. Elections for directors need not be by ballot unless a shareholder demands election by ballot at the meeting and before the voting begins.

                  Section 1.9. Shareholder's Proxies. Every person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares. Any proxy purporting to be executed in accordance with the provisions of Section 705 of the California General Corporation Law shall be presumptively valid. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in this Section
1.9. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the person executing the proxy. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the corporation. A proxy may be made irrevocable under the circumstances set forth in subdivision (e) of Section 705 of the California General Corporation Law. Any form of proxy distributed to ten or more shareholders shall conform to the requirements of Section 604 of the California General Corporation Law.

                  Section 1.10. Inspectors. In advance of any meeting of shareholders the Board of Directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any meeting of shareholders may, and on the request of any shareholder or a share holder's proxy shall, appoint inspectors of election (or persons to replace those who so fail or refuse) at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares represented in person or by proxy shall determine whether one or three inspectors are to be appointed.

                  The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders.

                  The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

                  Section 1.11. Fixing Date for Determination of Shareholders of Record. In order that the corporation may determine the shareholders entitled to notice of any meeting or to vote or to express consent to corporate action in writing without a meeting or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days prior to the date of such meeting nor more than sixty days prior to any other action.

                  If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; (2) the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given; and (3) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto or the sixtieth day prior to the date of such other action, whichever is later. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

                  Section 1.12. Consent of Shareholders in Lieu of Meeting. Except as otherwise provided in the articles of incorporation or in this Section 1.12, any action which may be taken at any annual or special meeting of the share holders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                  Directors may not be elected by written consent except by unanimous consent of all shares entitled to vote for the election of directors. Notwithstanding the foregoing sentence, except for vacancies created by removal, shareholders may fill any vacancy in the Board of Directors not filled by the Board of Directors by electing a director through written consent of a majority of outstanding shares entitled to vote.

                  Any shareholder giving a written consent, or such shareholder's proxyholder, or a transferee of the shares or a personal representative of such shareholder or its respective proxyholder, may revoke the consent by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the corporation, but may not do so thereafter. Such revocation is effective upon its receipt by the Secretary of the corporation.

                  Unless all shareholders entitled to vote consent in writing, notice of any shareholder approval without a meeting shall be given as provided in subdivision (b) of Section 603 of the California General Corporation Law, or any successor thereof.


                  Any form of written consent distributed to ten or more shareholders shall conform to the requirements of Section 604 of the California General Corporation Law, or any successor thereof.


                                   ARTICLE II

                               Board of Directors

         Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by, and all corporate powers shall be exercised by or under, the direction of the Board of Directors, except as otherwise provided in these bylaws or in the articles of incorporation. The Board shall consist of two members.

                  Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. Any director may resign effective upon giving written notice to the Chairman of the Board, the Secretary or the Board of Directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

                  Any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding voting shares, except that no director may be removed (unless the entire Board of Directors is removed) when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.

                  Any reductions in the authorized number of directors does not remove any director prior to the expiration of such director's term in office.


                  A vacancy in the Board of Directors shall be deemed to exist
(a) if a director dies, resigns, or is removed by the shareholders or an appropriate court, as provided in Sections 303 or 304 of the California General Corporation Law; (b) if the Board of Directors declares vacant the office of a director who has been convicted of a felony or declared of unsound mind by an order of court; (c) if the authorized number of directors is increased; or (d) if at any shareholders' meeting at which one or more directors are elected the shareholders fail to elect the full authorized number of directors to be voted for at that meeting. Unless otherwise provided in the articles of incorporation or these bylaws and except for a vacancy caused by the removal of a director, vacancies on the Board may be filled by appointment by the Board. A vacancy on the Board caused by the removal of a director may be filled only by the shareholders, except that a vacancy created by the Board declaring an office of a director vacant because a director has been convicted of a felony or declared of unsound mind by an order of court may be filled by the Board.

                  The shareholders may elect a director at any time to fill a vacancy not filled by the Board of Directors.

                  If the number of directors then in office is less than a quorum, vacancies on the Board of Directors may be filled by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with Section 2.4 hereof or a sole remaining director.

                  Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such places within or without the State of California and at such times as the Board may from time to time determine.

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                  Section 2.4. Special Meetings; Notice of Meetings; Waiver of
Notice. Special meetings of the Board of Directors may be held at any time or place within or without the State of California whenever called by the Chairman of the Board, by the Vice Chairman of the Board, if any, or by any two directors. Special meetings shall be held on four days' notice by mail or 48 hours' notice delivered personally or by telephone, telegraph or any other means of communication authorized by Section 307 of the California General Corporation Law. Notice delivered personally or by telephone may be transmitted to a person at the director's office who can reasonably be expected to deliver such notice promptly to the director.

                  Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board.

                  Section 2.5. Participation in Meetings by Conference Telephone Permitted. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

                  Section 2.6. Quorum; Adjournment; Vote Required for Action. At all meetings of the Board of Directors one-third of the authorized number of directors or three directors, whichever is larger, shall constitute a quorum for the transaction of business. Subject to the provisions of Sections 310 and 317(e) of the California General Corporation Law, every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the

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
articles of incorporation or these bylaws shall require a vote of a greater number.

                  A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

                  Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in their absence by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

                  Section 2.8. Action by Directors Without a Meeting. Any action required or permitted to be taken by the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

                  Section 2.9. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors for services in any capacity.


                                   ARTICLE III

                         Executive and Other Committees



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          Section 3.1. Executive and Other Committees of Directors. The
Board of Directors, by resolution adopted by a majority of the authorized number of directors, may designate an executive committee and other committees, each consisting of two or more directors, to serve at the pleasure of the Board, and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except that no such committee shall have power or authority with respect to the following matters:

                  (1) The approval of any action for which the California General Corporation Law also requires the approval of the shareholders or of the outstanding shares;

                  (2) The filling of vacancies in the Board or in any committee thereof;

                  (3) The fixing of compensation of the directors for serving on the Board or on any committee thereof;

                  (4) The amendment or repeal of the bylaws, or the adoption of new bylaws;

                  (5) The amendment or repeal of any resolution of the Board which, by its terms, shall not be so amendable or repealable;

                  (6) The making of distributions to shareholders, except at a rate or in a periodic amount or within a price range set forth in the articles or determined by the Board of Directors;

                  (7) The appointment of other committees of the Board or the members thereof;

                  (8)  The removal or indemnification of any
         director; or

                  (9) The changing of the number of authorized directors on the Board.

                  The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

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
                  Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a pro vision in the rules of such committee to the contrary, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.





                                   ARTICLE IV

                                    Officers

                  Section 4.1. Officers; Election. As soon as practicable after the annual meeting of shareholders in each year, the Board of Directors shall elect a Chairman of the Board, a Secretary and a Chief Financial Officer, and it may, if it so determines, elect from among its members a Vice Chairman of the Board. The Board may also elect one or more Managing Directors, one or more Assistant Secretaries, and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

                  Section 4.2. Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of shareholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chairman of the Board or the Secretary of the corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the corporation by death, resignation, removal


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

or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

                  Section 4.3. Powers and Duties. The officers of the corporation shall have such powers and duties in the management of the corporation as shall be stated in these bylaws or in a resolution of the Board of Directors which is not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Secretary shall have the duty to record the proceedings of the meetings of the shareholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.


                                    ARTICLE V

                           Forms of Certificates; Loss
                             and Transfer of Shares

                  Section 5.1. Forms of Certificates. Every holder of shares in the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares and the class or series of shares owned by such shareholder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

                  Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new share certificate or a new certificate for any other security in the place of any certificate thereto fore issued by it, alleged to have been lost, stolen or

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
destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.


                                   ARTICLE VI

                               Records and Reports

                  Section 6.1. Shareholder Records. The corporation shall keep at its principal executive office or at the office of its transfer agent or registrar a record of the names and addresses of all shareholders and the number and class of shares held by each shareholder.

                  A shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of the corporation, or a shareholder who otherwise is authorized by subdivision (a) of Section 1600 of the California General Corporation Law, may inspect and copy the record of shareholders' names and addresses and share holdings during usual business hours, on five days' prior written demand on the corporation, or obtain from the corporation's transfer agent, on written demand and tender of the transfer agent's usual charges for this service, a list of the names and addresses of shareholders who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which a list has been compiled or as of a specified date later than the date of demand. This list shall be made available within five days after the demand is received or the date specified therein as the date as of which the list is to be compiled. The record of shareholders shall also be open to inspection on the written demand of any shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate. Any inspection and copying under this section may be made in person or by an agent or attorney of the shareholder or holder of a voting trust certificate making the demand.

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
                  Section 6.2. Bylaws. The corporation shall keep at its principal executive office, or if its principal executive office is not in the State of California, at its principal business office in this state, the original or a copy of the bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California and the corporation has no principal business office in this state, the Secretary shall, upon the written request of any share holder, furnish to that shareholder a copy of the bylaws as amended to date.

                  Section 6.3. Minutes and Accounting Records. The minutes of proceedings of the shareholders, the Board of Directors, and committees of the Board, and the accounting books and records shall be kept at the principal executive office of the corporation, or at such other place or places as designated by the Board of Directors. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in a form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney, and shall include the right to copy and make extracts. These rights of inspection shall extend to the records of each subsidiary of the corporation.

                  Section 6.4. Inspection by Directors. Every director shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the corporation and each of its subsidiary corporations. This inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

                  Section 6.5. Annual Report to Shareholders. Inasmuch as, and for as long as, there are fewer than 100 shareholders, the requirement of an annual report to share holders referred to in Section 1501 of the California General Corporation Law is expressly waived. However,

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
nothing in this provision shall be interpreted as prohibiting the Board of Directors from issuing annual or other periodic reports to the shareholders, as the Board considers appropriate.

         If at any time and for as long as, the number of shareholders shall exceed 100, the Board of Directors shall cause an annual report to be sent to the shareholders not later than 120 days after the close of the fiscal year adopted by the corporation. This report shall be sent at least 15 days (if third-class mail is used, 35 days) before the annual meeting of shareholders to be held during the next fiscal year and in the manner specified for giving notice to shareholders in these bylaws. The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and a statement of changes in financial position for the fiscal year prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by any report of independent accountants, or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the corporation's books and records.

                  Section 6.6. Financial Statements. The corporation shall keep a copy of each annual financial statement, quarterly or other periodic income statement, and accompanying balance sheets prepared by the corporation on file in the corporation's principal office for 12 months; these documents shall be exhibited at all reasonable times, or copies provided, to any shareholder on demand.

                  If no annual report for the last fiscal year has been sent to shareholders, on written request of any shareholder made more than 120 days after the close of the fiscal year the corporation shall deliver or mail to the shareholder, within 30 days after receipt of the request, a balance sheet as of the end of that fiscal year and an income statement and statement of changes in financial condition for that fiscal year.

                  A shareholder or shareholders holding five percent or more of the outstanding shares of any class of the corporation may request in writing an income statement for the most recent three-month, six-month, or nine-month period (ending more than 30 days before the date of the request) of

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
the current fiscal year, and a balance sheet of the corporation as of the end of that period. If such documents are not already prepared, the Chief Financial Officer shall cause them to be prepared and shall deliver the documents personally or mail them to the requesting shareholders within 30 days after receipt of the request. A balance sheet, income statement, and statement of changes in financial position for the last fiscal year shall also be included, unless the corporation has sent the shareholders an annual report for the last fiscal year.

                  Quarterly income statements and balance sheets referred to in this Section 6.6 shall be accompanied by the report thereon, if any, of any independent accountant engaged by the corporation or the certificate of an authorized corporate officer stating that the financial statements were prepared without audit from the corporation's books and records.

                  Section 6.7. Form of Records. Any records maintained by the corporation in the regular course of its business, with the exception of minutes of the proceedings of the shareholders, and of the Board of Directors and its committees, but including the corporation's stock ledger and books of account, may be kept on, or be in the form of magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.


                                   ARTICLE VII

                                  Miscellaneous

                  Section 7.1. Principal Executive or Business Offices. The Board of Directors shall fix the location of the principal executive office of the corporation at any place either within or without the State of California. If the principal executive office is located outside California and the corporation has one or more business offices in California, the Board shall designate one of these offices as the corporation's principal business office in California.

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                  Section 7.2.  Fiscal Year.  The fiscal year of the
corporation shall be determined by the Board of Directors.

                  Section 7.3. Seal. The corporation may have a corporate seal which shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                  Section 7.4. Interested Directors; Quorum. No contract or transaction between the corporation and one or more of its directors or between the corporation and any other corporation, firm or association in which one or more of its directors are directors, or have a financial interest, shall be void or voidable solely for this reason, or solely because such director or directors are present at the meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are fully disclosed or are known to the shareholders and such contract or transaction is approved by the shareholders in good faith with the shares owned by the interested director or directors not being entitled to vote thereon; (2) the material facts as to his or her relationship or interest and as to the contract or transaction are fully disclosed or are known to the Board or the committee, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it was authorized, approved or ratified; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

                  Section 7.5. Indemnification. The corporation shall, to the maximum extent and in the manner permitted by the California General Corporation Law (the "Code"), indemnify each of its directors and officers against expenses (as defined in subdivision (a) of Section 317 of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in subdivision (a) of Section 317 of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this
Section 7.5, a "director" or "officer" of the corporation includes any person
(i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

                  The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its employees and agents (other than directors and officers) against expenses (as defined in subdivision
(a) of Section 317 of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in subdivision (a) of Section 317 of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 7.5, an "employee" or "agent" of the corporation includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

                  Section 7.6. Amendment of Bylaws. To the extent permitted by law these bylaws may be amended or repealed, and new bylaws adopted, by the Board of Directors. The shareholders entitled to vote, however, retain the right to adopt additional bylaws and may amend or repeal any by-law whether or not adopted by them.

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